Exhibit 2.1

AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT

This Amendment to the Stock Purchase Agreement dated as of June 20, 2012 (the “Agreement”) by and among Customers Bancorp, Inc., a Pennsylvania corporation (“Buyer”), on the one hand, and Acacia Life Insurance Company, a District of Columbia life insurance company (“Acacia Life”), and Ameritas Life Insurance Corp., a Nebraska corporation (“Ameritas Life” and collectively with Acacia Life, “Sellers”), on the other hand, is made and entered into as of December 18, 2012.

WHEREAS, in accordance with Section 10.2 of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties hereby agree as follows:

1.	Section 7.1(c) of the Agreement shall be revised to read as follows:

(c)
by either Buyer or Sellers, in the event that the Closing has not occurred by  January 31, 2013, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

2.	Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

3.	The other terms and provisions of the Agreement shall not be affected by this Amendment, and the Agreement shall continue in full force and effect as amended hereby.

4.	This Amendment may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

This Amendment No. 1 to the Stock Purchase Agreement is hereby executed as of the date first above written.

Buyer

CUSTOMERS BANCORP, INC.

By:	/s/ Jay S. Sidhu
Chairman and Chief Executive Officer

Sellers

AMERITAS LIFE INSURANCE CORP.

By:	/s/ William Lester
EVP Finance Investments and Corp. Treasurer

ACACIA LIFE INSURANCE CORP.

By:	/s/ William Lester
EVP Finance Investments and Corp. Treasurer